SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (the “Agreement”) is entered into this 20th day of August, 2012, by and between PLAY BEVERAGES, LLC (“PlayBev”), a Delaware limited liability company, on the one hand, and CIRTRAN BEVERAGE CORP., a Utah corporation (“CBC”), and its corporate parent, CIRTRAN CORPORATION, a Nevada corporation (“CirTran”), on the other hand (CirTran and CBC collectively, “CBC/CirTran”) (each of PlayBev and CBC/CirTran individually, a “Party” and, collectively, the “Parties”).

I.           PARTIES

1.           PlayBev holds certain rights as a licensee of Playboy Enterprises International, Inc. (“Playboy”) with respect to certain trademarks of Playboy, including PLAYBOY and The Rabbit Head Design (the “Playboy Marks”).

2.           PlayBev is the debtor and debtor in possession in the chapter 11 bankruptcy case In re Play Beverages, LLC (Case No. 11-26046) (the “Bankruptcy Case”) now pending in the U.S. Bankruptcy Court for the District of Utah (the “Court”).  PlayBev has proposed a Plan of Reorganization (the “Plan”) filed in the Bankruptcy Case, which provides, inter alia, that PlayBev shall, in order to implement the Plan, settle certain claims of CBC/CirTran in an agreed amount as provided in this Agreement.

3.           CBC manufactures, markets, distributes, and sells various products and services for third parties, including PlayBev.

4.           CirTran owns all of the issued and outstanding equity securities of CBC.

II.           RECITALS

5.           On or about November 1, 2006, Playboy, as licensor, and PlayBev, as licensee, entered in a “Product Licensing Agreement” (as may have been amended, the “License Agreement”), pursuant to which Playboy granted to PlayBev a limited license to use the Playboy Marks solely in connection with the manufacture, promotion, distribution, and sale of non-alcoholic energy drinks and certain other beverages as defined in the License Agreement (the “Products”) through specifically defined channels of trade in certain countries.

6.           On or about May 25, 2007, PlayBev and CBC entered into an “Exclusive Manufacturing, Marketing and Distribution Agreement” (as amended, the “CBC Agreement”).  Pursuant to the CBC Agreement, Licensee granted to CBC the exclusive rights to manufacture, market, distribute, and sell the Products.

7.           CBC provided funding to PlayBev through intercompany loans or for its benefit through operating working capital assistance, which has resulted in amounts payable by PlayBev to CBC (the “PlayBev Intercompany Payable”), which amounts are secured by a UCC-1 security agreement encumbering PlayBev’s personal property.

8.           In its bankruptcy schedules filed August 26, 2011 in the Bankruptcy Case, PlayBev listed as part of its personal property certain accounts receivable owed by CBC in the amount of $7,078,711.00, and certain claims against CBC of unknown value, and also listed CBC as having a secured claim against PlayBev in the amount of $14,714,694.00.

9.           On July 13, 2012, PlayBev filed a Plan of Reorganization (as amended, the “Plan”) in the Bankruptcy Case.  The Plan contemplates, among other things, a settlement between PlayBev and CBC/CirTran of all claims and issues between them and an asset purchase agreement whereby PB Energy Corporation (“PBE”), a new entity which is to be the “Reorganized Debtor” under the Plan, is to purchase purchases all significant assets of CBC relating to the Products.  This Agreement sets forth the settlement between PlayBev and CBC/CirTran as contemplated in the Plan.  A separate Asset Purchase Agreement (the “APA”) as contemplated in the Plan will be executed by PBE, PlayBev, and CBC/CirTran simultaneously with this Agreement.

10.         The “Effective Date” of the Plan, as defined therein (the “Plan Effective Date”), will not occur until, among other things, this Agreement and the APA are approved by the Bankruptcy Court and fully executed by all parties thereto.

11.         The Parties desire to fully resolve all claims, issues and disputes between them as of the Plan Effective Date (the “Disputes”), including but not limited to the amount of the PlayBev Intercompany Payable (the net amount of which reflects amounts owed by PlayBev to CBC reduced by amounts owed by CBC to PlayBev) and all other amounts (if any) owed by PlayBev to CBC/CirTran and/or owed by CBC/CirTran to PlayBev, on the specific terms and conditions set forth herein.

12.         The Parties have fully considered and reviewed the Disputes and the advisability of entering into this Agreement.

III.           AGREEMENT

NOW, THEREFORE, upon the foregoing recitals and for and in consideration of the promises, covenants, and agreements set forth in this Agreement, the Parties agree as follows:

13.         Conditions Precedent to the Effectiveness of this Agreement.  This Agreement shall become effective on the date (the “Agreement Effective Date”) that is the Plan Effective Date (and all conditions precedent to the effectiveness of the Plan, as stated therein, shall be conditions precedent to the effectiveness of this Agreement).

14.         CBC’s Allowed Claim Under the Plan.  Consistent with section 4.1.2 of the Plan, CBC shall hold an “Allowed Claim” (as defined in the Plan), after application of all available and/or potential setoffs and recoupments) in the stipulated amount of $6,792,150 as of the Effective Date (the “CBC Allowed Claim”).  As provided in section 4.1.2 of the Plan, the CBC Allowed Claim shall be bifurcated into: (a) an “Allowed Secured Claim” (as defined in the Plan) in an amount determined or to be determined by an order of the Bankruptcy Court (the “Determined Amount,” which is to be treated as a Class 1 Claim under the Plan; and (b) an “Allowed Insider Claim” (as defined in the Plan) as to all other amounts, to be treated as a Class 5 Claim under the Plan.

15.         Stipulated Reduction to CBC Allowed Claim.  CBC acknowledges that, pursuant to the Plan, the Allowed CBC Claim shall be reduced, credited, and deemed paid in the amount of $1,292,150.00, which is the amount by which the amount of certain deposits defined therein exceed the book value of certain inventory and other tangible personal property sold and transferred by CBC pursuant thereto, yielding a net Allowed CBC Claim of $5,500,000 as of the Effective Date.

16.         Treatment of CBC’s Allowed Claim Under the Plan.  In accordance with section 4.5.2 of the Plan, CBC irrevocably elects to convert the CBC Allowed Claim to “Restricted Stock.”  PlayBev hereby accepts the foregoing election as CBC’s notice of its intent to exercise the Option to Convert in accordance with section 4.5.2.1.3 of the Plan.  Pursuant to sections 4.1.3, 4.1.4, and 4.5 of the Plan, both portions of the CBC Allowed Claim (the Class 1 Claim and the Class 5 Claim) will be converted into “Restricted Stock” (as defined in the Plan) in the Reorganized Debtor at the “Debt Conversion Rate” (as defined in the Plan), and CBC will not retain any security interest, lien or any other interest in the “Collateral” (as defined in the Plan) and/or in any other property of PlayBev.

17.         Representations and Warranties.  Each Party represents and warrants that it has not assigned, transferred, or purported to assign or transfer to any person or entity, any of the claims and rights that are the subject of this Agreement.  Each Party further represents and warrants that it possesses the legal authority to issue the releases, covenants, and other undertakings in this Agreement on its own behalf.  Further, respecting CBC and CirTran, CBC and CirTran, jointly and severally, represent and warrant that CBC and CirTran each possesses the legal authority to issue the releases, covenants, and other undertakings in this Agreement on behalf of the persons and entities constituting the CBC/CirTran Releasors (as defined below).  Further, respecting PlayBev, PlayBev represents and warrants that it possesses the legal authority to issue the releases, covenants, and other undertakings in this Agreement on behalf of the persons and entities constituting the PlayBev Releasors (as defined below).

18.         Release of PlayBev.  Each of CBC and CirTran, for itself and for any and all of its past or present shareholders, predecessors, successors, parents and subsidiaries, partners, officers, directors, managers, employees, agents, servants, attorneys, assigns, transferees, beneficiaries, subrogees, insurers, underwriters, and any others claiming by, through, under, or in concert with it, and each of them (collectively, the “CBC/CirTran Releasors”), does hereby release and forever discharge PlayBev and, to the extent acting by, through, under, or in concert with PlayBev or on its behalf, any and all of its past or present shareholders, predecessors, successors, parents and subsidiaries, partners, officers, directors, managers, employees, agents, servants, attorneys, assigns, transferees, beneficiaries, subrogees, insurers, underwriters, and any others claiming by, through, under, or in concert with it, and each of them, all expressly excluding third-party beneficiaries to the extent expressly provided in Section 24, No Third-Party Beneficiaries (collectively, the “PlayBev Releasees”), of and from any and all claims, obligations, damages, losses, injuries, debts, rights, rights to payment, rights to equitable remedies, rights to legal or equitable relief, demands, allegations, counterclaims, cross-claims, contracts, covenants, agreements, promises, trespasses, torts, tortious conduct, dues, accounts, bonds, bills, notices, costs, expenses, attorneys’ fees, judgments, executions, liens, encumbrances, contribution rights, indemnity rights, actions, causes of action, choses in action, suits, controversies, disputes, vicarious liability, challenges, and liabilities of any kind or nature whatsoever in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, accrued or inchoate, which have existed or may have existed or that may yet exist or do exist, that any of the CBC/CirTran Releasors at any time had, owned, or held from the beginning of the world through the Agreement Effective Date against any of the PlayBev Releasees arising under or relating to any matter or thing done, omitted, or suffered to be done by the PlayBev Releasees arising from, out of, or in any way connected with all agreements, business, transactions, prior negotiations, courses of dealing, representations, omissions, expectations, agreements, arrangements, or transactions, including without limitation: (a) the CBC Agreement or the License Agreement; (b) the Products; (c) CBC/CirTran’s business activities and PlayBev’s business activities; (d) any alleged interference with CBC/CirTran’s economic relations or violations under any related tort and contract theories; (e) any act, omission, event, or condition that might arguably create or constitute a breach or default under the CBC Agreement or the License Agreement; but expressly excluding any and all rights of CBC and/or CirTran under this Agreement and the APA (collectively, the “CBC/CirTran Claims”).  The scope of this release is subject to, inter alia, Section 24, No Third-Party Beneficiaries, set forth below.

19.         Release of CBC/CirTran.  PlayBev, for itself and for any and all of its past or present shareholders, predecessors, successors, parents and subsidiaries, partners, officers, directors, managers, employees, agents, servants, attorneys, assigns, transferees, beneficiaries, subrogees, insurers, underwriters, and any others claiming by, through, under, or in concert with it, and each of them (collectively, the “PlayBev Releasors”), does hereby release and forever discharge CBC/CirTran and, to the extent they are acting by, through, under, or in concert with CBC or CirTran or on their behalf, any and all of CBC/CirTran’s past or present shareholders, predecessors, successors, parents and subsidiaries, partners, officers, directors, managers, employees, agents, servants, attorneys, assigns, transferees, beneficiaries, subrogees, insurers, underwriters, and any others claiming by, through, under, or in concert with it, and each of them, all expressly excluding third-party beneficiaries to the extent expressly provided in Section 24, No Third-Party Beneficiaries (collectively, the “CBC/CirTran Releasees”), of and from any and all claims, obligations, damages, losses, injuries, debts, rights, rights to payment, rights to equitable remedies, rights to legal or equitable relief, demands, allegations, counterclaims, cross-claims, contracts, covenants, agreements, promises, trespasses, torts, tortious conduct, dues, accounts, bonds, bills, notices, costs, expenses, attorneys’ fees, judgments, executions, liens, encumbrances, contribution rights, indemnity rights, actions, causes of action, choses in action, suits, controversies, disputes, vicarious liability, challenges, and liabilities of any kind or nature whatsoever in law, equity, or otherwise, whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, accrued or inchoate, which have existed or may have existed or that may yet exist or do exist, that any of the Playboy Releasors at any time had, owned, or held from the beginning of the world through the Effective Date against any of the CBC/CirTran Releasees arising under or relating to any matter or thing done, omitted, or suffered to be done by the PlayBev Releasees arising from, out of, or in any way connected with all agreements, business, transactions, prior negotiations, courses of dealing, representations, omissions, expectations, agreements, arrangements, or transactions, including without limitation: (a) the CBC Agreement or the License Agreement; (b) the Products; (c) CBC/CirTran ’s business activities and PlayBev’s business activities; (d) any alleged interference with PlayBev’s economic relations or violations under any related tort and contract theories; (e) any act, omission, event, or condition that might arguably create or constitute a breach or default under the CBC Agreement or the License Agreement; but expressly excluding any and all rights of PlayBev and/or PBE under this Agreement and the APA (collectively, the “PlayBev Claims”).  The scope of this release is subject to, inter alia, Section 24, No Third-Party Beneficiaries, set forth below.

20.         Covenants Not to Sue.  Each of CBC/CirTran and PlayBev agrees that it shall not, and shall not permit the CBC/CirTran’s Releasors and PlayBev Releasors, as applicable, to file suit or initiate legal proceedings against any person for events occurring prior to the Agreement Effective Date for any of the CBC/CirTran Claims or PlayBev Claims.  This covenant not to sue does not apply to any lawsuit pending prior to the date of this Agreement.  Further, this covenant not to sue shall not prevent CBC/CirTran or PlayBev, as the case may be, from filing and prosecuting counterclaims or cross-claims against any Party to an action or legal proceeding that is filed by third-parties and in which CBC/CirTran or PlayBev is joined involuntarily.

21.         Releases to be Construed Broadly; All Derivative Claims Released.  PlayBev and CBC/CirTran intend and agree that the releases provided hereunder and the covenants and injunctions contemplated hereby shall be construed to the broadest extent permitted by law and, to the extent permitted by law, that the scope of the releases shall be expanded for the benefit of the Parties to the extent that, at any time after the Agreement Effective Date, the law is clarified or changed to permit such a broader construction.  To the extent that this Agreement and the releases, covenants, and injunctions provided hereunder become effective, neither CBC nor CirTran nor any person claiming by, through, under, or in concert with CBC or CirTran may pursue any CBC/CirTran Claims against the PlayBev Releasees, and neither PlayBev nor any person claiming by, through, under, or in concert with PlayBev may pursue any PlayBev Claims against the CBC/CirTran Releasees.  Among other things, no creditor, equity holder, or other party in privity with PlayBev or CBC/CirTran, as the case may be, may assert any claims against the CBC/CirTran Releasees or the PlayBev Releasees, as the case may be, that might be characterized as “derivative” of the rights or claims of either CBC/CirTran or PlayBev or that arise from or relate to the CBC Agreement or the License Agreement.

22.         Unknown or Undiscovered Claims.  The Parties acknowledge that: (a) they may subsequently discover facts in addition to or different from those that they now know or believe to be true respecting the released claims; and (b) they may have sustained or may yet sustain damages, costs, or expenses that are presently unknown and that relate to those claims.  The Parties acknowledge, however, that they have negotiated, agreed upon, and entered into this Agreement with full knowledge of these possibilities and agree that, notwithstanding the provisions of California Civil Code Section 1542, this Mutual Release shall not be affected in any manner whatsoever if any of these possibilities comes to pass and is intended to release all claims, including those that are unknown or unsuspected.  In entering into this Agreement, each Party expressly waives any rights or benefits under California Civil Code section 1542 (to the extent applicable, if any), which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

23.         Binding Effect.  Subject to the conditions precedent in Section 13, this Agreement shall be binding upon and inure to the benefit of the Parties, their successors-in-interest, and assigns.  All representations and warranties made by the Parties in this Agreement shall survive execution of this Agreement and shall at all times subsequent to execution of this Agreement remain binding and fully enforceable.  The releases in this Agreement do not release any Party for any of its own acts or omissions going forward on or after the Effective Date.

24.         Construction of this Agreement.  This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the internal laws of the State of Utah.  This Agreement has been negotiated by counsel for each of the Parties and the language of this Agreement shall not be construed for or against any particular Party.

25.         No Third-Party Beneficiaries.  The promises, covenants, agreements, releases, and other obligations of the Parties are not intended to, and do not, create any right or benefit for any person or entity other than PlayBev Releasees and CBC/CirTran Releasees.

26.         Amendment to Agreement.  Any amendment to this Agreement must be in writing signed by duly authorized representatives of the Parties stating the intent of the Parties to amend this Agreement.

27.         Review by Counsel.  This Agreement has been carefully reviewed by the Parties and has been reviewed by the Parties’ respective legal counsel, and the contents hereof are known and understood by the Parties.  Each Party executes this Agreement as its own free and voluntary act.

28.         Counterparts.  This Agreement may be executed in two or more identical counterparts, which together shall constitute one agreement.  This Agreement, and any amendment or modification hereto, may be executed by the Parties in any number of counterparts, each of which, once executed and delivered in accordance with the terms of this Agreement, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument.  Delivery by facsimile, portable document format (pdf), or encrypted electronic mail or electronic mail file attachment of any such executed counterpart to this Agreement, or any amendment or modification hereto, will be deemed the equivalent of the delivery of the original executed agreement or instrument.

29.         Default.  Upon the occurrence of any breach of, or default under, this Mutual Release by any Party, the other Party shall have the right to pursue any procedures and remedies existing at law, in equity, or by statute, including an action seeking injunctive or other equitable relief, arising from or relating to such default.  Accordingly, in the event of default by any Party hereto, the nondefaulting Party, in addition to any other remedies that are available at law or in equity, shall have the right to compel specific performance by the defaulting Party of any obligation or duty herein.

30.         Rights and Remedies.  The rights and remedies conferred in this Agreement are cumulative and not exclusive of any other rights and remedies and shall be in addition to every other right, power, and remedy herein specifically granted or hereafter existing at law, in equity, or by statute, and all such rights and remedies may be exercised from time to time and as often and in such order as may be expedient.  No delay or omission in the exercise of any such right, power, or remedy or in pursuit of any remedy shall impair any such right, power, or remedy or be construed to be a waiver thereof or of any default or to be an acquiescence therein.

31.         Attorneys’ Fees and Costs.  In the event of breach or default under the terms of this Agreement, the non-prevailing Party shall pay all costs and expenses, including reasonable attorneys’ fees and legal expenses, incurred by the prevailing Party in enforcing or exercising any remedies under this Agreement or any of the documents referenced herein.

32.         Notices.  Any notice or communication required or permitted hereunder shall be deemed to have been sufficiently given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by prepaid overnight courier service by a recognized national courier, addressed as follows:

If to CBC/CirTran, to:

CirTran Beverage Corp.
CirTran Corporation
Attention: Iehab J. Hawatmeh
4125 South 6000 West
West Valley, Utah  84128
Facsimile:  801-963-5180
Electronic mail: Iehab@cirtran.com

with a copy to:

Kruse Landa Maycock & Ricks, LLC
Attention:  James R. Kruse
Twenty-first Floor
136 East South Temple Street
Salt Lake City, Utah  84111
Facsimile:  801-531-7091
Electronic mail:  jkruse@klmrlaw.com

If to PlayBev, to:

Gil A. Miller
Chief Restructuring Officer of Play Beverages, LLC
c/o Rocky Mountain Advisory
215 South State Street, Suite 550
Salt Lake City, Utah  84111
Facsimile: 801-428-1610
Electronic mail: gmiller@rockymountainadvisory.com

with a copy to:

Matthew M. Boley
111 East Broadway, Suite 1100
Salt Lake City, Utah 84111
Facsimile: 801-363-4378
Electronic mail: mmb@pkhlawyers.com

Each Party irrevocably waives personal service of process and consents to process being served in any suits, actions, or proceedings by giving notice in accordance with the foregoing and agrees that such notice shall constitute good and sufficient service of process and notice, except that service of legal process or other similar communications shall not be given by electronic mail and will not be deemed duly given under this Agreement if delivered by such means.  Nothing contained herein shall be deemed to limit in any way the right to service of process in any manner permitted by law.  Each Party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

33.         Interpretation.  Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.  Except when the context clearly requires to the contrary: (a) the word “or” shall not be applied in its exclusive sense, unless the context otherwise requires; and (b) “including” shall mean that the items listed are illustrative, without any implication that all or even most of the components are mentioned.

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IN WITNESS WHEREOF, each of the Parties has signed this Agreement as of the date first above indicated.

Play Beverages, LLC
By: /s/ Iehab Hawatmeh
Its: Manager

CirTran Beverage Corp.
By: /s/ Iehab Hawatmeh
Its: President

CirTran Corporation
By: /s/ Iehab Hawatmeh
Its: President